
                                                                                    Exhibit No. 11

FIRST EMPIRE STATE CORPORATION


COMPUTATION OF EARNINGS PER COMMON SHARE amounts in thousands except per share data

                                                                                    Three months ended
                                                                                    March 31
                                                                                1994           1993
- - ------------------------------------------------------------------------------------------------------------
Primary                 Average common shares outstanding                      6,871          6,849
                        Common stock equivalents *                               212            220
- - ------------------------------------------------------------------------------------------------------------
                          Primary common shares outstanding                    7,083          7,069
- - ------------------------------------------------------------------------------------------------------------
                        Net income                                           $27,628         24,322
                        Less:  Preferred stock dividends                         900            900
- - ------------------------------------------------------------------------------------------------------------
                          Net income available to common shareholders        $26,728         23,422
- - ------------------------------------------------------------------------------------------------------------

                        Earnings per common share - primary                    $3.77          $3.31
- - ------------------------------------------------------------------------------------------------------------

Fully diluted           Average common shares outstanding                      6,871          6,849
                        Common stock equivalents *                               212            230
                        Assumed conversion of 9% cumulative convertible
                          preferred stock                                        507            507
- - ------------------------------------------------------------------------------------------------------------
                            Fully diluted average common shares outstanding    7,590          7,586
- - ------------------------------------------------------------------------------------------------------------

                        Net income                                           $27,628         24,322
- - ------------------------------------------------------------------------------------------------------------

                        Earnings per common share - fully diluted              $3.64           3.21
- - ------------------------------------------------------------------------------------------------------------


            * Represents shares of the Company's common stock issuable upon the assumed exercise of outstanding stock options granted pursuant to the First Empire State
              Corporation 1983 Stock Option Plan under the "treasury stock" method of accounting.
